Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-181489, 333-181488, 333 113339, and 333-64356) on Form S-8 and Registration Statement (Nos. 333-183216 and 333-152806) on Form S-3 of Fidelity D & D Bancorp, Inc. and Subsidiary of our report dated March 19, 2021, relating to the consolidated financial statements of Fidelity D & D Bancorp, Inc. and Subsidiary, appearing in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K of Fidelity D & D Bancorp, Inc. and Subsidiary for the year ended December 31, 2020.

/s/ RSM US LLP

Blue Bell, Pennsylvania

March 19, 2021